Exhibit 99.1

Addendum to the Purchase & Sales, and Operating Agreements
dated November 10, 2005 and November 15, 2005 respectively between
Firecreek Petroleum, Inc. and Newport Oil Corporation

June 30, 2006

As agreed in the Purchase and Sale Agreement in Article III Section 3.1 section B, and Article VI, A. 1. of the Operating Agreement, it was the understanding that before a rework on 13-9 would be undertaken, Newport Oil Corporation (”Newport”) would approach Anadarko Land Corporation (“Anadarko”) about obtaining a waiver from the conversion right of the old agreement inherited by Anadarko upon their purchase of the same TMD properties from Howell Exploration.

Anadarko has agreed verbally and via email and under the expectation that a formal new agreement will arrive soon so that by the time the rework on 13-9 is completed new negotiated terms will be in effect so we list present worst case and expected case scenarios as follows.

a. Under the historical agreements Anadarko would be entitled (this scenario existing as a worst case (21.25%)) twenty one and one quarter percent royalty payment with the option that following payout on development costs they would have or retain the right to convert to a 50% working interest. It has been determined that our workover will be treated as a new workover so that payout timing begins with commencement of this workover.

b. As the expected case scenario in progress of finalizing details, Anadarko will be entitled twenty percent (20%) royalty payment with the option that following payout on development costs they would have or retain the right to convert to a forty percent (40%) working interest. It has been determined that our workover will be treated as a new workover so that payout timing begins with commencement of this workover.

After Anadarko’s share in either of the above cases the remaining net revenue interests and expenses would be equally split fifty/fifty (50/50) between EGPI Firecreek, Inc.’s wholly owned subsidiary Firecreek Petroleum, Inc. and Newport Oil Corporation under the same terms as delineated in the original Purchase and Sale and Operating Agreements.

Under these terms both Firecreek Petroleum, Inc. and Newport hereby agree, authorized further by EGPI Firecreek, Inc. (parent of Firecreek Petroleum, Inc.) to move forward with the rework of 13-9 under the AFE submitted by Newport.

Agreed and Accepted      Agreed and Accepted

/s/ Dennis Alexander      /s/ John Bruynell
Dennis Alexander                                                                          John Bruynell
Firecreek Petroleum, Inc.                                                              Newport Oil Corporation
EGPI Firecreek, Inc.                                                                       Its: President
Its: Chairman and CFO